Exhibit 10.11.3
UNI-ASIA LTD.
c/o Loeb, Block & Partners LLP
505 Park Avenue, 9TH Floor
New York, NY 10022
February 12, 2010

Redgate Media Group
The Centrium, Suite 2703
60 Wyndham Street
Central, Hong Kong SAR
Attention: Robby Yung

Re:	Conversion Request
Dear Mr. Yung:
     Pursuant to Section 3 of that certain Promissory Note dated May 15, 2009 (as amended on November 1, 2009) (the “Note”) in the principal amount of up to Five Million U.S. Dollars (the “Loan”), the undersigned, as the Lender, hereby elects to convert the amount of Five Hundred Thousand U.S. Dollars ($500,000.00), representing the full interest amount on the Loan for the twelve months ending May 14, 2010, into 101,885 common shares (“Common Shares”), par value 0.0025 per share, of Redgate Media Group (the “Company”), effective immediately prior to the currently contemplating initial public offering (the “IPO”) of the Company (the “Share Entitlement”).

     The undersigned agrees and covenants that it shall not exercise any right to convert all or part of the Loan into the Company’s or common or preference shares from the date hereof to the 180th day after the date of the final prospectus relating to the IPO (the “Lock-Up Period”), except for the conversion pursuant to the preceding paragraph. The undersigned and the Company acknowledge and agree that:
(i)	After the Lock-Up Period, the Loan may be converted pursuant to the terms of the Note into and only into Common Shares, par value 0.0025 per share, at the price of US$4.9075 per share.

(ii)	The undersigned and its officers, directors, managers or controlling persons have a pre-existing personal or business relationship with the Company or its officers, directors or controlling persons, and the undersigned have substantial experience in evaluating and investing in/ and or providing debt financing to companies similar to Company so that the undersigned is capable of evaluating the merits and risks of its investment in the Company and have the capacity to protect its own interests. The undersigned is acquainted with the business of the Company, and have been given access to all the Company’s information that the undersigned has requested for the purpose of evaluating the undersigned’s investment in the Company. The undersigned acknowledges that it is able to fend for itself and can bear economic risk of its investment. The undersigned acknowledges that any investment in the Company involves a high degree of risk, and represent that the undersigned is able without materially impairing its financial condition, to suffer a complete loss of its investment. The undersigned will be acquiring the shares of the Company for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.
     Please sign below indicating your agreement to the proposed conversion as described in this letter and fax or email a copy to the attention of Miree Kim, Esq. as soon as possible.

Sincerely, UNI-ASIA LTD.
By: H.T.M. Services Ltd., its Director

By:	/s/ Annettc Mactavious, Jane Malone
Name:	Annettc Mactavious, Jane Malone
Title:	Authorized Signatories

Acknowledged and agreed by
Redgate Media Group:

Redgate Media Group

By:	/s/ Robert WHS Yung
Name:	Robert WHS Yung
Title:	Director and CMO

MK:mk
cc	Ahmed Al-Saleh Miree Kim, Esq.

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